[EXHIBIT 3.3 -- Certificate of Acceptance of Appointment by Resident Agent]

                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                                BY RESIDENT AGENT



IN THE MATTER OF PEGASUS AIR GROUP, INC.,
Robert C. Harris at Nevada's Best Incorporators, with address at 530 E. Patriot Blvd, Bldg. "T,"
STE 366, Reno, County of Washoe, State of Nevada 89511, hereby accept the appointment as
Resident Agent of the above-entitled corporation in accordance with NRS 78.090.


FURTHERMORE, that the principal office in this state is located at 530 E. Patriot Blvd, Bldg.
"T," STE 366, Reno, County of Washoe, State of Nevada  89511.

IN WITNESS WHEREOF, I set my hand this 19TH day of DECEMBER, 2003.



                                        /s/ Robert C. Harris
                                        ------------------------
                                            Resident Agent